Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

March 8, 2012

Barclays INVITATION The Fairmont Hotel Newport Beach, CA Registered Advisor Educational Lunch series Alternative Strategies in Exchange Traded Format Opportunities for Advisors to position their clients favorably to changes in commodity and fixed income/rates markets Thursday march 29, 2012 12:00pm PDT The Fairmont hotel Newport beach, ca Overview Please join Barclays for an informational luncheon to introduce registered advisors to our commodity and steepener/flattener ETNs. These iPath ETNs are designed to provide investors with transparent and efficient exposure to futures-based benchmark indices and strategies. RSVP via the voting buttons below. Yeas I will attend No I will not attend For further information, please contact, Edward Ware at +1 212 528 7608 or edward.ware@barclayscapital.com.

Page 2 of 3 Selected Risk Considerations An investment in the iPath ETNs described herein (the “ETNs”) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement. You May Lose Some or All of Your Principal: The ETNs are exposed to any change in the level of the underlying index between the inception date and the applicable valuation date. Additionally, if the level of the underlying index is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the value of such index has increased or decreased, as the case may be. Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Credit of Barclays Bank PLC: The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs. Issuer Redemption: If specified in the applicable prospectus, Barclays Bank PLC will have the right to redeem or “call” a series of ETNs (in whole but not in part) at its sole discretion and without your consent on any trading day on or after the inception date until and including maturity. Barclays Capital Pure Beta Series 2 Methodology: The Barclays Capital Pure Beta Series 2 Methodology seeks to mitigate distortions in the commodities markets associated with investment flows and supply and demand distortions. However, there is no guarantee that the Pure Beta Series 2 Methodology will succeed in these objectives and an investment in the ETNs linked to indices using this methodology may underperform compared to an investment in a traditional commodity index linked to the same commodities. The Barclays Capital Natural Gas Seasonal TR Index Contains a Futures Contract that Rolls on an Annual Basis: This index maintains its position in Natural Gas futures by rolling into a new Natural Gas contract with a December expiration on an annual basis. Accordingly, ETNs linked to this index are less exposed to short-term factors and if there are short-term gains in the price of Natural Gas or Natural Gas futures, the index and the value of such ETNs may not benefit from such developments. Market and Volatility Risk: The prices of physical commodities, including the commodities underlying the index components, can fluctuate widely due to supply and demand disruptions in major producing or consuming regions. Additionally, the market value of the ETNs may be influenced by many unpredictable factors including changes in supply and demand relationships, governmental policies and economic events. Concentration Risk: Because certain ETNs are linked to an index composed of futures contracts on a single commodity or in only one commodity sector, these ETNs are less diversified than other funds. These ETNs can therefore experience greater volatility than other funds or investments. The Underlying U.S. Treasury Note or Bond Yield May Increase, Decrease or Remain Unchanged Over the Term of Your ETNs: The return on certain ETNs is inversely linked directly or inversely, as the case may be to the performance of the underlying index, which inversely corresponds directly or inversely, respectively to changes in the underlying U.S. Treasury note or bond yield. Changes in the underlying U.S. Treasury note or bond yield are affected by a number of unpredictable factors, and such factors may cause the underlying U.S. Treasury note or bond yield to increase, decrease or remain unchanged over the term of your ETNs. There is No Guarantee that the Index Level Will Decrease or Increase by 1.00 Point For Every 0.01% Change in the Level of the Underlying U.S. Treasury Note or Bond Yield: Reasons why this might occur include: market prices for underlying U.S. Treasury note or bond futures contracts may not capture precisely the underlying changes in the U.S. Treasury note or bond yield; the index calculation methodology uses approximation; and the underlying U.S. Treasury note or bond weighting is rebalanced monthly. Due to the Index Multiplier, Any Changes in the Value of Certain ETNs Will Not Occur at the Same Rate as the Corresponding Changes in the Value of the Underlying Index: Certain ETNs apply an index multiplier, the effect of which is to adjust and, for ETNs inversely linked to the index, invert the rate at which the value of the ETNs changes in response to changes in the underlying index level. Market and Volatility Risk: The market value of the ETNs may be influenced by many unpredictable factors and may fluctuate between the date you purchase them and the maturity date or redemption date. You may also sustain a significant loss if you sell your ETNs in the secondary market. Factors that may influence the market value of the ETNs include prevailing market prices of the U.S. stock or U.S. Treasury markets, the index components included in the underlying index, and prevailing market prices of options on such index or any other financial instruments related to such index; and supply and demand for the ETNs, including economic, financial, political, regulatory, geographical or judicial events that affect the level of such index or other financial instruments related to such index. A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on NYSE Arca, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs. No Interest Payments from the ETNs: You may not receive any interest payments on the ETNs. Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 50,000 ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement. Uncertain Tax Treatment: Significant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advisor about your own tax situation. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering. BlackRock Investments, LLC assists in the promotion of the iPath ETNs. The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of

Page 3 of 3 sale, redemption or maturity of ETNs. © Barclays Bank PLC 2012. CSNY413538